Exhibit 10.1

Description of Compensation Payable to Non-Employee Directors

Directors who are employed by Express Scripts, Inc. (our “company”) or its subsidiaries do not receive compensation for serving as directors. Directors who are not employees of our company or its subsidiaries are entitled to receive:

·	an annual retainer as follows:
·	$45,000 for the Audit Committee Chairperson,
·	$40,000 for the Compensation and Development Committee Chairperson,
·	$35,000 for other Committee Chairpersons, and
·	$30,000 for the other non-employee directors;
·	a meeting fee of $2,000 for each meeting attended in person; and
·	a meeting fee of $1,000 for each meeting attended telephonically.

We also reimburse non-employee directors for out-of-pocket expenses incurred in connection with attending board and committee meetings.

Our non-employee directors also receive equity awards under our 2000 Long-Term Incentive Plan, as amended or the “2000 LTIP”, as follows:  a) an equity grant with a notional value of $115,000 on the date of the first board meeting each such director attends as a non-employee director (“first meeting grants”), and (b) annual equity grants with a notional value of $200,000 granted on the date of each annual meeting of the Corporation’s stockholders, with new directors who have taken office since the previous annual meeting receiving a pro-rated grant for the partial first year (“annual grants”).
Specific terms of the equity grants are as follows:

·
One-third of the value of the equity grant in shares of restricted stock, valued based on the fair market value of the Corporation’s common stock as of the grant date, and two-thirds of the value of the equity grant in non-qualified stock options (“options”), valued using the method utilized by the Corporation in valuing the grants for financial reporting purposes.

·	The actual grant date shall be determined consistent with the Corporation’s policies regarding equity grants to employees.
·
All annual equity grants, and any first meeting grants which are granted at the same time as the annual grants, shall vest ratably on May 1 of each of the next three years (i.e. a grant on May 28, 2008 shall vest in thirds on May 1, 2009, May 1, 2010 and May 1, 2011).  All other grants shall vest ratably over the next three years on the anniversary of the grant date.

·	All options shall have a term of seven years and an exercise price of 100% of the fair market value of the Corporation’s common stock as of the grant date.